Exhibit 99.1

GENCOR RELEASES SECOND QUARTER FISCAL 2017 RESULTS

May 5, 2017 (PRIME NEWSWIRE) - Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenue for the quarter ended March 31, 2017 increased $448,000 to $22.5 million from $22.1 million for the quarter ended March 31, 2016. Gross margin was 29.6% for the quarter ended March 31, 2017 compared with 24.6% for the quarter ended March 31, 2016. Selling, general and administrative expenses decreased $63,000 to $2,127,000 for the quarter ended March 31, 2017, from $2,190,000 for the quarter ended March 31, 2016. Operating income for the quarter ended March 31, 2017 was $4.1 million compared to $2.9 million for the quarter ended March 31, 2016.

The Company had non-operating income of $0.8 million for the quarter ended March 31, 2017 compared to non-operating expense of $(0.3) million for the quarter ended March 31, 2016. Net income was $3.4 million, or $0.24 per basic share and $0.23 per diluted share, for the quarter ended March 31, 2017, compared to $1.6 million, or $0.11 per basic and diluted share, for the quarter ended March 31, 2016.

For the six months ended March 31, 2017 the Company had net revenue of $38.3 million and net income of $4.8 million ($0.33 per basic share and diluted share) versus net revenue of $35.3 million and net income of $3.2 million ($0.22 per basic and diluted share) for the six months ended March 31, 2016.

At March 31, 2016, the Company had $114.2 million of cash and marketable securities compared to $104.2 million at September 30, 2016. Net working capital was $120.5 million at March 31, 2017. The Company has no short or long term debt.

John E. Elliott, Gencor’s CEO, commented, “We are pleased with the company’s continued strong performance. We have been expanding our manufacturing production to meet the increasing demand for our equipment, without sacrificing operating income.

Second quarter net revenues of $22.5 million do not include $4.1 million of revenues that will be recognized in the third quarter. These revenues include product that was finished but not shipped until April and contracts that did not reach the required percentage of completion level to be recognized in the quarter.

Despite higher steel prices, gross margins significantly improved to 29.6% from 24.6%. The 500 basis point increase is attributable to a more efficient operation and full absorption of overhead. Operating margins of 18.0% are the highest quarterly margins in the Company’s history. Gencor is benefiting from a dedicated and well-trained workforce, producing equipment that has a reputation for superior quality.

The March ConExpo-Con/Agg show was a tremendous success, generating strong leads some of which have closed and others we expect to close. Backlog of $42.9 million increased 35% year to year and is at the same level we otherwise started the fiscal year. Historically, backlog declines in our second and third quarters as orders are usually filled and new orders are not received until the fall and early winter months.

The Company will continue to increase production and efficiency at both of its facilities and augment its workforce over the next few quarters by investing in technology which will enhance production in a number of areas.”

Gencor Industries is a diversified heavy machinery manufacturer of equipment used in the production of highway construction materials, synthetic fuels, and environmental control machinery and equipment used in a variety of industrial applications.

GENCOR INDUSTRIES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	For the Quarters Ended March 31,		For the Six Months Ended March 31,
	2017	2016	2017	2016
Net revenue	$22,526,000	$22,078,000	$38,309,000	$35,336,000
Costs and expenses:
Production costs	15,869,000	16,637,000	27,502,000	26,613,000
Product engineering and development	470,000	379,000	886,000	761,000
Selling, general and administrative	2,127,000	2,190,000	4,317,000	3,975,000

	18,466,000	19,206,000	32,705,000	31,349,000

Operating income	4,060,000	2,872,000	5,604,000	3,987,000
Other income (expense), net:
Interest and dividend income, net of fees	162,000	204,000	203,000	589,000
Net realized and unrealized gains (losses) on marketable securities	656,000	(490,000)	1,063,000	103,000
Other	—	1,000	—	2,000

	818,000	(285,000)	1,266,000	694,000

Income before income tax expense	4,878,000	2,587,000	6,870,000	4,681,000
Income tax expense	1,463,000	957,000	2,061,000	1,476,000

Net income	$3,415,000	$1,630,000	$4,809,000	$3,205,000

Basic Income per Common Share:
Net income per share *	$0.24	$0.11	$0.33	$0.22

Diluted Income per Common Share:
Net income per share *	$0.23	$0.11	$0.33	$0.22

*	Prior year adjusted for three-for-two stock split

GENCOR INDUSTRIES, INC.

Condensed Consolidated Balance Sheets

	March 31, 2017	September 30, 2016
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$27,036,000	$18,219,000
Marketable securities at fair value (cost $87,004,000 at March 31, 2017 and $86,203,000 at September 30, 2016)	87,204,000	85,938,000
Accounts receivable, less allowance for doubtful accounts of $217,000 at March 31, 2017 and $195,000 at September 30, 2016	1,692,000	1,110,000
Costs and estimated earnings in excess of billings	1,680,000	4,921,000
Inventories, net	14,598,000	11,634,000
Prepaid expenses and other current assets	1,289,000	1,598,000

Total Current Assets	133,499,000	123,420,000

Property and equipment, net	5,054,000	5,239,000
Other assets	53,000	53,000

Total Assets	$138,606,000	$128,712,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,141,000	$1,443,000
Customer deposits	7,279,000	4,484,000
Accrued expenses	2,614,000	2,264,000

Total Current Liabilities	13,034,000	8,191,000

Deferred and other income taxes	424,000	316,000

Total Liabilities	13,458,000	8,507,000

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,130,329 and 12,111,079 shares issued and outstanding at March 31, 2017 and September 30, 2016, respectively	1,213,000	1,211,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,263,857 shares issued and outstanding	226,000	226,000
Capital in excess of par value	11,019,000	10,887,000
Retained earnings	112,690,000	107,881,000

Total Shareholders’ Equity	125,148,000	120,205,000

Total Liabilities and Shareholders’ Equity	$138,606,000	$128,712,000

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2016; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Eric Mellen, Chief Financial Officer
407-290-6000